Exhibit 99.1

Date: January 31, 2023	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, January 31, 2023 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2022. Revenues for the quarter were $179 million, an increase from $165 million in the same quarter of the previous year. Earnings per share for the quarter were $0.96, compared to $0.76 in the same quarter of the prior year.

Revenues for the nine months ended December 31, 2022 were $533 million, compared to $475 million for the nine months ended December 31, 2021. Earnings per share for the nine months ended December 31, 2022 were $2.73, compared to $2.57 for the nine months ended December 31, 2021.

CorVel was pleased to have record new sales in its Enterprise Comp book of business serving the Workers’ Compensation market. Increasing market recognition and acknowledgment of results achieved were the primary drivers for the increase. Additionally, continued investments in managed care services have increased interest and, ultimately, the growth of CorVel’s carrier business.

The Company has also continued work in the area of digital transformation. Most recent efforts have focused on enhancing CorVel’s document repository system with AI-centric technologies. The advancements being implemented automate the extraction and codification of critical data, which can then be leveraged dynamically within systems. The development roadmap for the quarter and beyond includes increased automation and augmentation, which will further optimize bottom-line results and outcomes.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine Months Ended December 31, 2022 (unaudited) and December 31, 2021 (unaudited)

Quarter Ended	December 31, 2022	December 31, 2021
Revenues	$179,386,000	$164,508,000
Cost of revenues	139,041,000	129,320,000
Gross profit	40,345,000	35,188,000
General and administrative	18,128,000	17,506,000
Income from operations	22,217,000	17,682,000
Income tax provision	5,368,000	3,824,000
Net income	$16,849,000	$13,858,000
Earnings Per Share:
Basic	$0.98	$0.78
Diluted	$0.96	$0.76
Weighted Shares
Basic	17,245,000	17,785,000
Diluted	17,487,000	18,211,000

Nine Months Ended	December 31, 2022	December 31, 2021
Revenues	$533,119,000	$474,871,000
Cost of revenues	416,811,000	365,808,000
Gross profit	116,308,000	109,063,000
General and administrative	54,347,000	50,810,000
Income from operations	61,961,000	58,253,000
Income tax provision	13,765,000	11,480,000
Net income	$48,196,000	$46,773,000
Earnings Per Share:
Basic	$2.77	$2.62
Diluted	$2.73	$2.57
Weighted Shares
Basic	17,379,000	17,841,000
Diluted	17,647,000	18,221,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 31, 2022 (unaudited) and March 31, 2022

	December 31, 2022	March 31, 2022
Cash	$78,031,000	$97,504,000
Customer deposits	82,857,000	69,781,000
Accounts receivable, net	82,791,000	82,586,000
Prepaid taxes and expenses	13,064,000	15,123,000
Property, net	82,066,000	76,268,000
Goodwill and other assets	38,942,000	38,964,000
Right-of-use asset, net	29,936,000	35,020,000
Total	$407,687,000	$415,246,000
Accounts and taxes payable	$16,616,000	$14,431,000
Accrued liabilities	169,810,000	156,939,000
Deferred tax liability	683,000	1,689,000
Long-term lease liabilities	25,773,000	29,792,000
Paid-in capital	210,907,000	201,612,000
Treasury stock	(729,601,000)	(654,520,000)
Retained earnings	713,499,000	665,303,000
Total	$407,687,000	$415,246,000